Exhibit 5

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in the Annual Report on Form 18-K of Development Bank of Japan of our report dated June 25, 2008 relating to the financial statements of Development Bank of Japan as of and for the year ended March 31, 2008, and to the reference to us under the heading “FINANCIAL STATEMENTS OF DEVELOPMENT BANK OF JAPAN AND AUDITORS” in such report.

We also consent to the incorporation by reference of such report in Registration Statement No. 333-133356 under Schedule B of the Securities Act of 1933 filed by Development Bank of Japan and Japan with the Securities and Exchange Commission on April 18, 2006.

/s/ Deloitte Touche Tohmatsu
Deloitte Touche Tohmatsu
Tokyo, Japan
September 29, 2008